Exhibit 99.1

Jerash Holdings Reports Financial Results for Fiscal 2022 and Fourth Quarter

--Company achieves record results for full year;

fourth quarter margin impacted by product mix shift--

FAIRFIELD, N.J., June 23, 2022 – Jerash Holdings (US), Inc. (NASDAQ: JRSH) (the “Company” or “Jerash”), which manufactures and exports custom, ready-made, sportswear and outerwear for leading global brands, today announced financial results for its fiscal 2022 fourth quarter and full year, ended March 31, 2022.

Full Year Fiscal 2022 Highlights

▪	Revenue increased by 58.9 percent to $143.4 million

▪	Gross margin of 19.1 percent, up 133 basis points, driven by a larger proportion of higher-margin products during the first three quarters

▪	Operating income increased 94.7 percent to $10.5 million

▪	Net income increased by 90.8 percent to $7.9 million, or $0.67 per share

Fourth Quarter Fiscal 2022 Highlights

▪	Revenue increased by 30.1 percent to $30.9 million

▪	Gross margin of 15.1 percent, down 445 basis points, impacted by fewer than expected jacket orders, which carry higher margins, and higher freight and shipping costs

▪	Operating income of $275,000

▪	Income tax expense of $405,000, due to higher provision for annualized consolidated global tax rates

▪	Net loss of $130,000, after $312,000 of stock-based compensation expenses, or $0.01 per share

Fiscal 2023 First Quarter Outlook

▪	Revenue for fiscal 2023 first quarter: $33 million to $35 million, up from $29.9 million in the fiscal 2022 first quarter

▪	Gross margin for fiscal 2023 first quarter: around 18 percent, including expected impact due to recent China shutdown and customer orders with lower margin products

“Revenue for the full year and fourth quarter increased sharply, demonstrating our company’s underlying foundational strength and the attractiveness of our manufacturing capabilities to global brands,” said Sam Choi, Jerash’s chairman and chief executive officer. “However, margins during the fourth quarter were impacted by a shift in product mix, most notably, fewer than expected orders of higher-margin jackets.

“As U.S. retailers currently face the strains of a weaker economic environment due, in part, to inflation, we are focused on expanding our customer base among high-profile global brands. We are pleased that we have already received new orders from our first European-based high-fashion brand, and other new customers are in the pipeline. Our factories are fully booked through December,” Choi added.

Gilbert Lee, chief financial officer of Jerash, said, “While revenue continues to grow at a healthy pace, we anticipate margin pressures will continue in our new fiscal year, due partially to the expansion of our customer base and production of new items, as well as the general economic impact on our existing customers and their order flow. Our balance sheet and cash position remain strong, with $25.2 million in cash and working capital of $55.7 million at the end of the year, and essentially no debt.”

Fiscal 2022 Fourth Quarter Results

Fiscal 2022 fourth quarter revenue rose by 30.1 percent to $30.9 million, from $23.8 million in the same period last year, primarily due to increased shipments from existing and new customers.

Gross profit was $4.7 million for both the fiscal 2022 and 2021 fourth quarters. Gross margin for the most recent fourth quarter decreased to 15.1 percent, from 19.6 percent in the same period last year. Shipments in the fiscal 2021 fourth quarter included several higher-margin customer orders that were pushed back from the third quarter, due the COVID-19 pandemic.

Operating expenses totaled $4.4 million in the fiscal 2022 fourth quarter, versus $3.5 million in the same period last year. Stock-based compensation expenses were $312,000 in the fiscal 2022 fourth quarter, compared with $24,000 in the same period last year.

Operating income was $275,000 in the fiscal 2022 fourth quarter, versus $1.1 million in the same period last year. Income tax expenses for fiscal fourth quarter were $405,000, compared with $451,000 in the same period last year.

Net loss was $130,000, after $312,000 of stock-based compensation expenses, or $0.01 per share, in the fiscal 2022 fourth quarter, versus net income of $681,000, or $0.06 per share, in the same period last year. Comprehensive loss attributable to Jerash’s common stockholders totaled $109,000 in the fiscal 2022 fourth quarter, versus comprehensive income of $657,000 in the same period last year.

Fiscal 2022 Full Year Results

Fiscal 2022 revenue increased by 58.9 percent to $143.4 million, from $90.2 million in fiscal 2021, reflecting orders from the Company’s major U.S. customers, along with a strong recovery from the pandemic early in the fiscal year.

Gross profit in fiscal 2022 totaled $27.3 million, an increase of 70.8 percent, compared with $16.0 million in fiscal 2021. Gross margin rose to 19.1 percent in fiscal 2022 from 17.7 percent in fiscal 2021. The increase in gross profit margin was primarily driven by product mix that included a greater proportion of higher margin products.

Operating expenses in fiscal 2022 were $16.8 million, compared with $10.6 million in fiscal 2021. Stock-based compensation expenses were $947,000 in fiscal 2022, compared with $66,000 in fiscal 2021.

Operating income nearly doubled to $10.5 million in fiscal 2022, from $5.4 million in fiscal 2021.

Net income increased 90.8 percent to $7.9 million, or $0.67 per share, in fiscal 2022, from $4.1 million, or $0.37 per share, in fiscal 2021. Comprehensive income attributable to Jerash’s common stockholders in fiscal 2022 was $8.1 million, compared with $4.1 million in fiscal 2021.

Balance Sheet, Cash Flow and Dividends

Cash totaled $25.2 million, and net working capital was $55.7 million at March 31, 2022.

Jerash paid a regular quarterly dividend of $0.05 per share on its common stock on June 3, 2022, to stockholders of record as of May 27, 2022.

Conference Call

Jerash Holdings will host an investor conference call to discuss its fiscal 2022 fourth quarter and full year results today, June 23, 2022, at 9:00 a.m. Eastern Time.

Phone: 888-506-0062 (domestic); 973-528-0011 (international)

Conference ID: 622699

A live and archived webcast will be available online in the investor relations section of Jerash’s website at www.jerashholdings.com.  For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

About Jerash Holdings (US), Inc.

Jerash Holdings (US), Inc. manufactures and exports custom, ready-made, sportswear and outerwear for leading global brands and retailers, including VF Corporation (which owns brands such as The North Face, Timberland, and Vans), New Balance, G-III (which owns brands such as Calvin Klein, Tommy Hilfiger, DKNY, and Guess), American Eagle, Walmart and Costco. Jerash’s existing production facilities comprise six factories and four warehouses, and Jerash currently employs approximately 5,700 people. Additional information is available at www.jerashholdings.com.

Forward-Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. When used in this document, the words “may”, “would”, “could”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect”, “seek”, “potential,” “outlook” and similar expressions are intended to identify forward-looking statements. Such statements, including, but not limited to, Jerash’s current views with respect to future events and its financial forecasts, and expansion of the customer base among high-profile global brands, are subject to such risks and uncertainties. Many factors could cause actual results to differ materially from the statements made, including those risks described from time to time in filings made by Jerash with the Securities and Exchange Commission. In addition, there is uncertainty about the further spread of the COVID-19 virus or the occurrence of another wave of cases and the impact it may have on the Company’s operations, the demand for the Company’s products, global supply chains and economic activity in general. These and other risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Statements contained in this news release regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Jerash does not intend and does not assume any obligation to update these forward-looking statements, other than as required by law.

Contact:

PondelWilkinson Inc.

Judy Lin Sfetcu or Roger Pondel

310-279-5980; jsfetcu@pondel.com

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(tables below)

JERASH HOLDINGS (US), INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE THREE- AND TWELVE-MONTHS ENDED MARCH 31, 2022 AND 2021

	For the Three Months Ended March 31,		For the Fiscal Years Ended March 31,
	2022	2021	2022	2021
	(Unaudited)	(Unaudited)

Revenue, net	$30,940,021	$23,756,363	$143,354,902	$90,213,361
Cost of goods sold	26,254,643	19,102,170	116,023,267	74,213,993
Gross Profit	4,685,378	4,654,193	27,331,635	15,999,368

Selling, general and administrative expenses	4,098,300	3,479,158	15,895,998	10,546,267
Stock-based compensation expenses	312,165	24,100	947,079	66,251
Total Operating Expenses	4,410,465	3,503,258	16,843,077	10,612,518

Income from Operations	274,913	1,150,935	10,488,558	5,386,850

Other (Expense) Income:
Other (expense) income, net	436	(18,026)	(44,683)	108,509
Total other (expense) income, net	436	(18,026)	(44,683)	108,509

Net income before provision for income taxes	275,349	1,132,909	10,443,875	5,495,359

Income tax expense	405,229	451,477	2,524,275	1,345,646

Net Income (loss)	(129,880)	681,432	7,919,600	4,149,713

Other Comprehensive Income:
Foreign currency translation gain (loss)	21,131	(24,479)	143,046	(7,577)
Comprehensive Income (Loss) Attributable to Jerash Holdings (US), Inc.’s Common Stockholders	$(108,749)	$656,953	$8,062,646	$4,142,136

Earnings (Loss) Per Share Attributable to Common Stockholders:
Basic and diluted	$(0.01)	$0.06	$0.67	$0.37

Weighted Average Number of Shares
Basic	12,334,318	11,325,620	11,821,779	11,325,131
Diluted	12,493,778	11,342,880	11,897,717	11,325,311

Dividend per share	$0.05	$0.05	$0.20	$0.20

JERASH HOLDINGS (US), INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31, 2022	March 31, 2021

ASSETS
Current Assets:
Cash	$25,176,120	$21,124,842
Restricted cash	-	714,844
Accounts receivable, net	11,049,069	12,033,268
Tax recoverable	374,377	379,719
Inventories	28,255,179	25,035,966
Prepaid expenses and other current assets	3,233,592	2,329,289
Investment deposits	500,000	-
Advance to suppliers, net	1,284,601	3,036,693
Total Current Assets	69,872,938	64,654,621

Restricted cash - non-current	1,407,368	1,020,777
Long-term deposits	419,597	128,690
Deferred tax assets, net	352,590	148,663
Property, plant and equipment, net	10,933,147	5,699,506
Goodwill	499,282	-
Right of use assets	1,826,062	1,596,600
Total Assets	$85,310,984	$73,248,857

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Credit facilities	$-	$612,703
Accounts payable	4,840,225	7,922,839
Accrued expenses	3,115,953	2,331,809
Income tax payable - current	2,861,272	1,803,175
Other payables	2,278,816	1,455,208
Amount due to a related party	300,166	301,930
Operating lease liabilities - current	739,101	400,043
Total Current Liabilities	14,135,533	14,827,707

Operating lease liabilities - non-current	869,313	935,773
Income tax payable - non-current	1,001,880	1,094,048
Total Liabilities	16,006,726	16,857,528

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $0.001 par value; 500,000 shares authorized; none issued and outstanding	$-	$-
Common stock, $0.001 par value; 30,000,000 shares authorized; 12,334,318 and 11,332,974 shares issued and outstanding respectively	12,334	11,333
Additional paid-in capital	22,517,346	15,301,268
Statutory reserve	379,323	346,315
Retained earnings	46,268,110	40,748,314
Accumulated other comprehensive gain (loss)	127,145	(15,901)
Total Jerash Holdings (US), Inc.’s Stockholders Equity	69,304,258	56,391,329

Total Liabilities and Stockholders’ Equity	$85,310,984	$73,248,857

JERASH HOLDINGS (US), INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Fiscal Years Ended March 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$7,919,600	$4,149,713
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,149,419	1,618,533
Stock-based compensation expenses	947,079	66,251
Bad debt expense	221,584	-
Amortization of operating lease right-of-use assets	803,056	933,959
Gain from sales of short-term investments	-	(124,889)
Changes in operating assets:
Accounts receivable	762,614	(6,697,520)
Inventories	(3,219,213)	(2,402,194)
Prepaid expenses and other current assets	(904,305)	432,585
Advance to suppliers	1,752,091	(920,326)
Deferred tax assets	(203,928)	(8,768)
Changes in operating liabilities:
Accounts payable	(3,082,614)	1,546,519
Accrued expenses	783,087	88,170
Other payables	823,608	525,425
Operating lease liabilities	(759,919)	(907,669)
Income tax payable	971,386	201,566
Net cash provided by (used in) operating activities	8,963,545	(1,498,645)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of short-term investment	-	(9,686,091)
Proceeds of short-term investment	-	9,810,980
Purchases of property, plant and equipment	(2,955,328)	(890,462)
Payments for construction of properties	(2,098,323)	-
Acquisition of MK Garments	(2,700,000)	-
Acquisition deposit	(500,000)	-
Payment for long-term deposits	(419,597)	(128,690)
Net cash used in investing activities	(8,673,248)	(894,263)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividend payment	(2,366,796)	(2,265,000)
Repayment from short-term loan	(612,703)	(235)
Repayment of advance from a related party	(1,763)	(1,763)
Proceeds from short-term loan	-	612,703
Net proceeds from issuance of common stock	6,270,000	-
Net cash provided by (used in) financing activities	3,288,738	(1,654,295)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	143,990	(7,763)

NET INCREASE (DECREASE) IN CASH	3,723,025	(4,054,966)

CASH, AND RESTRICTED CASH, BEGINNING OF THE YEAR	22,860,463	26,915,429

CASH, AND RESTRICTED CASH, END OF THE YEAR	$26,583,488	$22,860,463

CASH AND RESTRICTED CASH, END OF YEAR	26,583,488	22,860,463
LESS: RESTRICTED CASH	-	714,844
NON-CURRENT RESTRICTED CASH	1,407,368	1,020,777
CASH, END OF YEAR	$25,176,120	$21,124,842

Supplemental disclosure information:
Cash paid for interest	$210,576	$-
Income tax paid	$1,762,254	$773,320

Non-cash financing activities
Right of use assets obtained in exchange for operating lease obligations	$1,022,172	$1,352,167